EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 8-K of Pace Health Management Systems, Inc. of our report, dated March 25, 2006, relating to our audit of the financial statements which appear in the Annual Report on Form 10 KSB of Pace Health Management Systems, Inc. for the year ended December 31, 2005.

Des Moines, Iowa
February, 1 2007